Exhibit 21

MedImmune, Inc. Subsidiaries

1)
MedImmune Oncology, Inc.

2)
MedImmune West, Inc.

3)
MedImmune Finance, Inc.

4)
MedImmune Pharma B.V.

5)
MedImmune Vaccines, Inc.

6)
MedImmune U.K. Ltd.

7)
MedImmune Vaccines Cayman

8)
MedImmune Vaccines Finance, Inc.

9)
MedImmune Ventures, Inc.